UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 8, 2006
NeuStar, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction Of incorporation)	001-32548 (Commission File Number)	52-2141938 (IRS Employer Identification No.)

46000 Center Oak Plaza
Sterling, Virginia (Address of principal executive offices)		20166 (Zip Code)
(571) 434-5400
(Registrant’s telephone number, including area code.)
N/A
(Former name and former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On December 8, 2006, the Board of Directors of the Internet Corporation for Assigned Names and Numbers (“ICANN”) approved a renegotiated Registry Agreement (the “Agreement”) between ICANN and NeuStar, Inc. (the “Company”) under which the Company will continue to be the sole registry operator for the .BIZ Internet top-level domain.
     Under the Agreement, the Company will continue to operate the .BIZ domain name registries through December 2012. The Agreement shall be renewed unless it has been determined that the Company has been in fundamental and material breach of certain provisions of the Agreement and has failed to cure such breach. The Company is obligated to provide equivalent access to all ICANN-accredited domain name registrars and must meet certain functional and performance specifications established by ICANN. The Agreement contains price and fee terms, including provisions that prohibit differential pricing on a domain-by-domain basis; require that .BIZ registrars receive six-month advance notice about any proposed price increase of not more than 10% per year; and provide the opportunity to .BIZ registrants to renew and lock in existing registrations for up to 10 additional years at the previous price. Finally, the Agreement contains other customary terms for an agreement of this type, including provisions governing how the registries are to be run, a streamlined process for the approval of new registry services, and how registry data is to be accessed, used and maintained.
Item 7.01 Regulation FD Disclosure
     On December 13, 2006, the Company issued a press release announcing ICANN’s approval of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     The following materials are attached as exhibits to this Current Report on Form 8-K:

Exhibit
Number	Description
99.1	Press Release of NeuStar, Inc., dated December 13, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2006	NEUSTAR, INC.
	By:	/s/ Jeffrey E. Ganek
		Name:	Jeffrey E. Ganek
		Title:	Chairman of the Board of Directors and Chief Executive Officer